EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT
January 29, 2024	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M Bank Corp. Reports year-END and

Fourth Quarter 2023 Earnings and quarterly Dividend

F&M shows solid fourth quarter results, positioning the Company for a strong start in 2024 .

See associated, unaudited consolidated financial data for additional information.

Timberville, VA / January 29, 2024 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”) today reported results for the quarter and year ended December 31, 2023.

Net income was $457,000 or $0.13 per share for the quarter ended December 31, 2023, compared to $1.0 million or $0.29 per share for the linked quarter ended September 30, 2023, and compared to $1.7 million or $0.49 per share for the prior year quarter ended December 31, 2022. For the year ended December 31, 2023, net income was $2.8 million or $0.79 per share, which includes $1.8 million in after-tax, one-time expenses. These one-time expenses, which are intended to drive cost savings in future periods, include severance accruals for former bank officers that occurred in the first half of 2023 and expenses related to a voluntary early exit plan announced in the fourth quarter. By comparison, the Company earned $8.3 million or $2.41 per share in 2022.

At December 31, 2023, the Company had total assets of $1.29 billion, total loans of $822.1 million, and total deposits of $1.13 billion. This reflects growth of $78.5 million in total loans and $49.9 million in total deposits since the end of 2022. Our loan portfolio consists of a solid mix of loan types, which we believe provides a hedge against risks associated with concentrations in any particular type of loan.

“I believe in the years ahead—and even now—we can point to April 2023 as a new beginning for F&M,” said Mike Wilkerson, chief executive officer. “As a leadership team, we fully agreed then that our goal is to ensure the long-term good health and future of F&M Bank, or as we like to say, ‘the next 115 years.’ Every decision we make has, and will continue to, reflect this commitment.

“To that end, we developed and are executing a multi-year strategic plan focused on growing profitability and capital and managing asset growth and liquidity in a manner that should improve return on investment to our shareholders. A key part of this plan involved assessing our Company and all of its business lines, making changes designed to improve our organizational effectiveness, enhance opportunities to generate revenue, and control and reduce expenses. Progress is already being made, and that progress is reflected in this financial report.

“Our industry faced significant challenges over the past few years and will continue to face challenges, as it always has. Our goal is to be prepared to meet whatever challenges and the best way to be prepared is on a foundation of profitability. We have a great bank and serve a diverse and dynamic market in Virginia’s Shenandoah Valley. Along with everyone on our management team, I am excited about the future.”

FOURTH QUARTER INCOME STATEMENT REVIEW

Overview

Net income for fourth quarter 2023 was $457,000 or $0.13 per share, compared to $1.0 million or $0.29 per share for third quarter 2023, and $1.7 million or $0.49 per share for fourth quarter 2022. This quarter’s net income includes $1.1 million in after-tax severance expense related to a voluntary early retirement program.

Interest income for fourth quarter 2023, was $15.2 million, an increase of $585,000 over third quarter 2023 and $3.1 million over the prior year fourth quarter, due to higher loan volume and higher interest rates. Higher rates on interest bearing deposits, specifically money market accounts and time deposits, coupled with interest paid on short-term borrowings, increased the Bank’s interest expense to $7.0 million for fourth quarter 2023, up $408,000  from third quarter 2023 and up $3.7 million over fourth quarter 2022.

During fourth quarter 2023, the Bank recorded a $134,000 recovery of credit losses compared to provisions of $620,000 in third quarter 2023, and $716,000 in fourth quarter 2022. The recovery was the result of improvements in the economic, credit quality and collateral dependent qualitative factors across several segments of the loan portfolio. At December 31, 2023, the Allowance for Credit Losses (ACL) totaled $8.3  million or 1.01% of gross loans outstanding.

Net Interest Income

For fourth quarter 2023, net interest income totaled $8.1 million, an increase of $177,000 from third quarter 2023, as the $585,000 increase in interest income outpaced the $408,000 increase in interest expense. Interest income benefited from higher average loan balances and higher loan yields from new originations and adjustable rate loans. The increase in interest expense is due to higher average balances and, interest rates on interest-bearing deposits and short-term debt. The Bank’s net interest margin decreased by one basis point to 2.66% on a linked quarter basis.

2

Compared to fourth quarter 2022, net interest income declined by $583,000, and our net interest margin decreased by 38 basis points. Interest income and fees on loans were $3.2 million higher than the same quarter last year due to higher rates on adjustable rate loans and $78.5 million in loan growth since December 31, 2022. Interest expense grew by $3.7 million from the same quarter last year due to higher interest rates on deposits and rates paid on short term FHLB advances, as well as higher average balances on interest-bearing deposits and short-term debt. Since last December, we have seen a shift from noninterest bearing demand deposits to interest-bearing deposits, with noninterest bearing deposits declining by $29.3 million and interest-bearing deposits increasing by $79.2 million.

Noninterest Income

Noninterest income, which includes gains and losses, totaled $2.5 million for fourth quarter 2023, which was a decrease of $108,000 from third quarter 2023. During the fourth quarter, the Company received a $232,000 milestone gain from the 2022 sale of its partnership interest in Infinex. In addition, there was a $122,000 quarter-over-quarter increase in investment services and insurance income. Offsetting these increases were declines in mortgage banking income of $182,000 and title insurance income of $179,000.

Compared to fourth quarter 2022, noninterest income declined by $986,000 to $2.5 million. In fourth quarter 2022, the Company reported a $3.8 million gain from the sale of its partnership interest in Infinex and $2.8 million in losses from the sale of bonds. In fourth quarter 2023, there was a smaller milestone gain of $232,000 received related to the Infinex sale. The net effect of the change in gains and losses was a decrease of $701,000 in noninterest income. Other changes in noninterest income include a $48,000 increase in service charges on deposit accounts, $44,000 increase in investment services and insurance income, and a $26,000 increase in ATM and check card fees. There were decreases of $23,000 in mortgage banking income, $98,000 in title insurance income, and $185,000 in other operating income.

Noninterest Expenses

Noninterest expenses totaled $10.5 million for  fourth quarter 2023, compared to $8.9 million in third quarter, an increase of $1.6 million on a linked-quarter basis, led by an increase in salary and employee benefits expenses. In fourth quarter, the Bank accrued $1.4 million in pre-tax expenses related to a voluntary early exit plan that impacted these expense categories. Also contributing to the increase in noninterest expense was an increase in legal and professional fees expense of $106,000, an increase in telecommunications and data processing expense of $98,000, and an increase in other operating expenses totaling $230,000. There was a decrease of $163,000 in equipment expense and smaller fluctuations in other expense categories that combined to increase $21,000 from last quarter.

Compared to the same quarter in 2022, noninterest expenses increased $941,000, driven by the aforementioned increase in salary expense. Other significant increases were $177,000 in FDIC insurance expense and $246,000 in other operating expenses. Offsetting these increases were declines of $117,000 in marketing expenses, $205,000 in legal and professional expenses and $118,000 in telecommunications and data processing expenses. There were smaller fluctuations in other expense categories that netted to a decrease of $83,000 from fourth quarter 2022.

3

YEAR-TO-DATE INCOME STATEMENT REVIEW

Overview

Net income for the year ended December 31, 2023, was $2.8 million or $0.79 per share, compared to $8.3 million or $2.41 per share for the same period in 2022. During 2023, there were severance accruals for two former bank officers and for the voluntary early retirement program totaling $1.8 million in after-tax, one-time expenses. Interest income for 2023 was $56.3 million, an increase of $14.2 million over 2022, due to growth in the loan portfolio and higher interest rates. Higher rates on interest bearing deposits, specifically money market accounts and time deposits, coupled with interest paid on short-term borrowings, increased the Bank’s interest expense to $24.7 million, up $17.4 million from the year ended December 31, 2022.

In 2023, the Bank recorded a $1.0 million provision for credit losses compared to $866,000 for the same period in 2022. A provision is a charge to earnings to reserve for expected potential future credit losses.

Net Interest Income

In 2022 and 2023, short term interest rates rose significantly due to eleven Federal Reserve interest rate hikes totaling 525 basis points. This directly impacted the Bank’s cost of deposits and short-term borrowings, while the longer-term rates used to price loans have not increased to the same extent. For the year 2023, net interest income totaled $31.7 million, a decrease of $3.2 million from 2022, as a $14.2 million increase in interest income was outpaced by a $17.4 million increase in interest expense. Comparing the two years, higher loan interest income boosted the earning asset yield by 126 basis points to 4.74% while the cost of funds increased by 184 basis points resulting in a decrease in net interest margin of 36 basis points to 2.67%.

Noninterest Income

Noninterest income, including gains and losses, totaled $10.2 million for the year ended December 31, 2023, which was a decrease of $1.1 million from the year ended December 31, 2022. The primary reasons for this decrease were reductions of $33,000 in service charges on deposit accounts, $1.1 million in mortgage banking income, and $244,000 in title insurance income. The declines in mortgage banking and title insurance income are due to the overall decrease in mortgage banking volume and a shift from loans being sold on the secondary market to portfolio adjustable rate mortgages (ARMs) and construction products. These decreases were partially offset by a $459,000 increase in income from BOLI resulting from a one-time gain received in the second quarter, an increase of $260,000 in investment services and insurance income, higher ATM and check card fees which grew by $174,000, and a $2,000 increase in other operating income. In 2022, there was a $2.9 million loss on the sale of investment securities compared to no loss in 2023. Also in 2022, the Company sold its partnership interest in Infinex, resulting in a $3.8 million gain in 2022 and a second smaller milestone gain of $232,000 in December 2023.

4

Noninterest Expenses

Noninterest expenses totaled $38.8 million in 2023, compared to $36.5 million in 2022, an increase of $2.2 million. A primary driver for this increase was the $2.3 million in pre-tax severance expenses related to the voluntary early exit plan accrued in the fourth quarter and severance accruals for two former executives earlier in 2023. These accruals contributed to the $1.9 million increase in salary expense to $18.9 million. Other significant year-over-year increases include higher equipment expense which increased $252,000, FDIC Insurance expense which increased $226,000, legal and professional fees which were $85,000 higher than last year, and higher other operating expenses, which were up $853,000. These higher expenses were partially offset by decreases in employee benefits expense and telecommunications and data processing expenses which were down $676,000 and $253,000, respectively, as well as smaller decreases in other expense categories.

BALANCE SHEET REVIEW

On December 31, 2023, assets totaled $1.29 billion, an increase of $48.7 million over December 31, 2022. Total loans increased by $78.5 million to $822.1 million, including increases of $45.5 million in 1-to-4 family adjustable rate mortgage loans, $13.5 million in dealer financing loans, $8.5 million in commercial construction loans, and $10.4 million in agricultural loans. Investment securities decreased by $24.0 million due to paydowns on U.S. Agency mortgage-backed securities and expected bond maturities that were partially offset by an improvement in the unrealized loss on the bond portfolio. During 2023, the unrealized loss declined by $10.0 million to $40.2 million from $51.2 million at December 31, 2022.

Total deposits on December 31, 2023, were $1.13 billion, an increase of $49.9 million from the end of 2022, as the Bank was able to attract deposits by offering higher rates on money market and time deposit accounts, and by opening insured cash sweep accounts for new and existing customers. The additional deposits allowed us to reduce Federal Home Loan Bank (FHLB) advances by $10.0 million. At December 31, 2023, 11.60% of the Bank’s total deposits were uninsured.

Shareholders’ equity increased by $7.5 million to $78.3 million due to $580,000 in shares issued, an improvement of $8.7 million in the accumulated other comprehensive loss associated with the unrealized loss on available for sale investment securities and $318,000 associated with the pension liability, and net income of $2.8 million. These increases were offset by a $1.2 million adjustment to retained earnings upon the adoption of the Current Expected Credit Loss (CECL) accounting standard on January 1, 2023, and dividends to shareholders of $3.6 million. Tangible book value per common share has increased to $21.551 from $19.551 at December 31, 2022. Tangible book value per common share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the footnotes to the table accompanying this release.

LIQUIDITY

The Company’s on-balance sheet asset liquidity includes cash and cash equivalents, unpledged investment securities, and loans held for sale, which totaled $178.0 million at December 31, 2023, down from $439.9 million at December 31, 2022. In 2023 the Bank pledged investment securities with a par value totaling $220.8 million to the Federal Reserve System’s Bank Term Funding Program (BTFP). In March 2023, the Board of Governors of the Federal Reserve System established the BTFP to provide any U.S. federally insured depository institution, including the Bank, with a line of credit equal to the par value of securities pledged to the BTFP. Advances from the BTFP may be requested by the Bank for up to one year until March 31, 2024. The Bank also pledged securities with a market value of $19.5 million to the Federal Reserve Discount Window. The Bank did not borrow from the BTFP or the Federal Reserve Discount Window during 2023.

5

In addition to the BTFP, the Bank has access to off-balance sheet liquidity through unsecured Federal funds lines totaling $90.0 million December 31, 2023, and December 31, 2022. The Bank also has a secured line of credit with the FHLB with available credit of $90.1 million and $39.1 million as of December 31, 2023, and December 31, 2022, respectively. The FHLB line of credit is secured by a blanket lien on qualifying loans in the residential, commercial, agricultural real estate, and home equity portfolios.

The Bank is scheduled to receive $93.7 million from bond paydowns and maturities by the end of 2024 which can be used to fund future loan growth and for other purposes.

LOAN PORTFOLIO

The Company’s loan portfolio is diversified with its two largest segments being residential mortgage loans originated through its subsidiary F&M Mortgage, and automobile loans originated by its dealer finance division.

Loan Category	Balance as of December 31, 2023 (in thousands)	Percentage of Total Portfolio
Residential mortgage loans	$204,344	24.86%
Automobile loans	122,924	14.95%
Non owner-occupied commercial real estate	106,181	12.92%
Owner-occupied commercial real estate	92,362	11.23%
Secured by farmland	81,657	9.93%
Commercial and industrial (includes Agriculture Loans)	58,734	7.14%
Home equity lines of credit	45,749	5.57%
Other construction and land development loans	47,749	5.81%
Residential construction loans	30,488	3.71%
Credit card and other consumer loans	17,278	2.10%
Multi-family	8,203	1.00%
Other loans	6,423	0.78%
Total	$822,092	100.00%

6

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total assets were 0.50% at December 31, 2023, compared to 0.18% at December 31, 2022. Net charge-offs as a percentage of average loans were 0.38% for the quarter ended December 31, 2023,  up from 0.16% for fourth quarter 2022. For the year ended December 31, 2023, the net charge off percentage was 0.19%, up from 0.10% in 2022.

The Bank recorded a recovery of credit losses of $134,000 in fourth quarter 2023 and a provision for credit losses of $1.0 million for the year ended December 31, 2023. The recovery was the result of improvements in the economic, credit quality and collateral dependent qualitative factors across several segments of the loan portfolio. In fourth quarter 2022, there was a provision for credit losses of $716,000 and a total provision of $866,000 for 2022. The ACL was $8.3 million at December 31, 2023, up $385,000  from December 31, 2022. The ACL as a percentage of total loans was 1.01% at December 31, 2023, compared to 1.07% at December 31, 2022. The reserve for unfunded commitments was $690,000 at December 31, 2023.

DIVIDEND DECLARATION

On January 18, 2024, our Board of Directors declared a fourth quarter dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $18.99 per share, this constitutes a 5.48% yield on an annualized basis. The dividend will be paid on February 29, 2024, to shareholders of record as of February 14, 2024.

###

ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company, offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank) fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities  of Winchester and Waynesboro, Virginia. The Company also owns  F&M Mortgage, a mortgage lending subsidiary, and VSTitle, a  title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector. The only publicly traded organization based in Rockingham County, the Company’s core values of enthusiasm, flexibility, responsiveness, community, and fun drive its corporate philanthropy, volunteerism, and local decision-making. With a strong suite of financial products and services, philanthropic efforts, and a team dedicated to serving, our responsibility is to provide a bright future right here where we all live, work, and play. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible common equity and tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of GAAP to non-GAAP measures is included in the footnotes to table accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2022. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

7

F&M Bank Corp.
Summary Consolidated Financial Data (unaudited)
Dollars in Thousands, except for per share data

	Quarter to Date								Year-to-Date
	12/31/2023	9/30/2023 (3)	6/30/2023	3/31/2023	12/31/2022 (3)	9/30/2022 (3)	6/30/2022 (3)	3/31/2022 (3)	12/31/2023	12/31/2022 (3)
Condensed Balance Sheet
Cash and cash equivalents	$23,717	$22,159	$36,505	$31,273	$34,953	$30,312	$17,254	$48,376	$23,717	$34,953
Investment securities	379,557	383,502	394,868	398,960	403,537	440,294	456,636	471,089	379,557	403,537
Loans held for sale	1,119	2,028	881	1,242	1,373	3,310	5,449	2,479	1,119	1,373
Gross loans	822,092	805,602	776,260	756,920	743,604	699,592	690,497	659,560	822,092	743,604
Allowance for credit losses	(8,321)	(9,166)	(8,769)	(8,546)	(7,936)	(7,513)	(7,798)	(7,389)	(8,321)	(7,936)
Goodwill	3,082	3,082	3,082	3,082	3,082	3,082	3,082	3,082	3,082	3,082
Other assets	73,350	75,212	75,543	69,944	67,289	67,572	66,432	61,062	73,350	67,289
Total Assets	$1,294,596	$1,282,419	$1,278,370	$1,252,875	$1,245,902	$1,236,649	$1,231,552	$1,238,259	$1,294,596	$1,245,902

Noninterest bearing deposits	$264,254	$277,219	$277,578	$284,060	$293,596	$300,394	$291,728	$298,676	$264,254	$293,596
Interest bearing deposits	868,982	856,691	859,534	821,175	789,781	817,000	808,482	813,619	868,982	789,781
Total Deposits	1,133,236	1,133,910	1,137,112	1,105,235	1,083,377	1,117,394	1,100,210	1,112,295	1,133,236	1,083,377

Short-term debt	60,000	60,000	47,000	55,000	70,000	30,000	30,000	-	60,000	70,000
Long-term debt	6,932	6,922	6,911	6,901	6,890	6,879	11,788	21,780	6,932	6,890
Other liabilities	16,105	14,567	15,153	13,104	14,843	16,699	17,604	16,199	16,105	14,843
Total Liabilities	1,216,273	1,215,399	1,206,176	1,180,240	1,175,110	1,170,972	1,159,602	1,150,274	1,216,273	1,175,110
Shareholders' equity	78,323	67,020	72,194	72,635	70,792	65,677	71,950	87,985	78,323	70,792
Total Liabilities and Shareholders' Equity	$1,294,596	$1,282,419	$1,278,370	$1,252,875	$1,245,902	$1,236,649	$1,231,552	$1,238,259	$1,294,596	$1,245,902

Condensed Income Statement
Interest income and fees on loans	$13,061	$12,525	$11,517	$10,854	$9,884	$8,881	$7,993	$7,510	$47,957	$34,268
Interest income and fees on loans held for sale	22	19	25	22	16	29	32	29	88	106
Income on cash and securities	2,074	2,028	2,082	2,097	2,157	2,102	1,984	1,522	8,281	7,765
Total Interest Income	15,157	14,572	13,624	12,973	12,057	11,012	10,009	9,061	56,326	42,139
Interest expense on deposits	6,108	5,811	5,216	4,042	2,675	1,378	837	845	21,177	5,735
Interest expense on short-term debt	812	702	523	992	556	158	46	-	3,029	760
Interest expense on long-term debt	116	115	116	112	122	345	124	159	459	750
Total Interest Expense	7,036	6,628	5,855	5,146	3,353	1,881	1,007	1,004	24,665	7,245
Net Interest Income	8,121	7,944	7,769	7,827	8,704	9,131	9,002	8,057	31,661	34,894
Provision for (recovery of) credit losses	(134)	620	539	-	716	-	600	(450)	1,025	866
Noninterest Income	2,464	2,572	2,752	2,366	3,450	2,282	3,077	2,483	10,154	11,292
Noninterest Expense	10,482	8,922	10,172	9,189	9,541	8,872	9,559	8,550	38,765	36,522
Income tax expense (benefit)	(220)	(44)	(431)	(51)	200	237	131	(88)	(746)	480
Net Income	$457	$1,018	$241	$1,055	$1,697	$2,304	$1,789	$2,528	$2,771	$8,318

Per Share Data
Earnings per common share - basic	$0.13	$0.29	$0.07	$0.30	$0.49	$0.67	$0.51	$0.74	$0.79	$2.41
Book Value per Share	22.47	19.43	20.75	20.86	20.48	19.02	21.01	29.42	22.47	20.48
Tangible Book Value per Share (1)	21.55	18.50	19.82	19.93	19.55	18.08	20.06	28.47	21.55	19.55

Key Performance Ratios
Return on Average Assets	0.14%	0.32%	0.08%	0.34%	0.54%	0.74%	0.58%	0.83%	0.22%	0.67%
Return on Average Equity	2.49%	5.80%	1.33%	5.97%	9.87%	13.28%	8.97%	12.91%	3.72%	8.53%
Noninterest Income / Average Assets	0.76%	0.80%	0.87%	0.77%	1.10%	0.73%	1.00%	0.81%	0.80%	0.92%
Noninterest Expense / Average Assets	3.23%	2.76%	3.22%	2.98%	3.05%	2.85%	3.10%	2.79%	3.05%	2.96%
Efficiency Ratio (2)	97.28%	82.60%	94.56%	88.10%	83.11%	75.62%	76.09%	78.68%	90.66%	78.30%

Net Interest Margin	2.66%	2.67%	2.66%	2.76%	3.04%	3.11%	3.13%	2.82%	2.67%	3.03%
Earning Asset Yield	4.96%	4.87%	4.65%	4.57%	4.21%	3.75%	3.48%	3.17%	4.74%	3.48%
Cost of Interest Bearing Liabilities	3.00%	2.87%	2.61%	2.40%	1.54%	0.87%	0.48%	0.49%	2.73%	0.62%
Cost of Funds	2.37%	2.26%	2.04%	1.83%	1.18%	0.66%	0.36%	0.38%	2.33%	0.49%
Net Interest Spread	1.96%	2.00%	2.04%	2.17%	2.67%	2.88%	3.00%	2.68%	2.01%	2.86%

Net Charge-offs	$770	$193	$344	$166	$293	$285	$192	$(92)	$1,473	$678
Net Charge-offs as a % of Avg Loans	0.38%	0.10%	0.18%	0.09%	0.16%	0.16%	0.12%	-0.06%	0.19%	0.10%
Non-Performing Loans	$6,469	$3,586	$1,997	$1,782	$2,262	$2,408	$1,906	$4,799	$6,469	$2,262
Non-Performing Loans to Total Assets	0.50%	0.28%	0.16%	0.14%	0.18%	0.19%	0.15%	0.39%	0.50%	0.18%
Non-Performing Assets	$6,524	$3,586	$1,997	$1,782	$2,262	$2,408	$2,103	$4,799	$6,524	$2,262
Non-Performing Assets to Total Assets	0.50%	0.28%	0.16%	0.14%	0.18%	0.19%	0.17%	0.39%	0.50%	0.18%
ACL/ALLL as a % of Total Loans	1.01%	1.14%	1.13%	1.13%	1.07%	1.07%	1.13%	1.12%	1.01%	1.07%

Loans to Deposits	72.54%	71.05%	68.27%	68.48%	68.64%	62.61%	62.76%	59.30%	72.54%	68.64%

(1)

Tangible book value per share is calculated by subtracting goodwill and other intangibles from total shareholders' equity and dividing the result by the common shares outstanding.  Tangible book value per share is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(2)

The Efficiency Ratio equals noninterest expenses divided by the sum of tax equivalent net interest income and noninterest income.  Noninterest income excludes gains (losses) on securities transactions and low-income housing  partnership losses.  Noninterest expense excludes amortization of intangibles.

(3)

Certain reclassifications have been made in the 2022 financial information to conform to reporting for the 2023.  These reclassifications are not considered material  and had no impact on prior year's net income, balance sheet or shareholders' equity.

8

EFFICIENCY RATIO	Enter data in peach cells

	QUARTER TO DATE - 2023
	3/31/2023	6/30/2023	9/30/2023	12/31/2023	12/31/2023 YTD

Tax equivalent net interest income per NIMA	7,868	7,807	8,034	8,112	31,816

Non interest income (exclude security gains/losses/LIH)	2,571	2,958	2,777	2,669	10,975

Noninterest Expense (exclude Provision & intangible amortization & OREO)	9,197	10,179	8,930	10,488	38,794

Efficiency Ratio	88.10%	94.56%	82.60%	97.28%	90.66%

Noninterest income	2,366.00	2,752.00	2,572.00	2,464.00	10,154.00
Gain/loss on infinex	-			-
Gain/loss on secuirty transactions	-			-
Loss on low income housing partnerships	(205.00)	(206.00)	(205.00)	(205.00)	(821.00)
Total	2,571.00	2,958.00	2,777.00	2,669.00	10,975.00

Noninterest expenses	9,189.00	10,172.00	8,922.00	10,482.00	38,765.00
Amortization of intangibles	8.00	7.00	8.00	6.00	29.00
Total	9,197.00	10,179.00	8,930.00	10,488.00	38,794.00

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. The Efficiency Ratio equals noninterest expenses divided by the sum of tax equivalent net interest income and noninterest income. Noninterest income excludes gains (losses) on securities transactions and low-income housing partnership losses. Noninterest expense excludes amortization of intangibles.

9